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                                                                      EXHIBIT 23


ACCOUNTANT'S CONSENT

The Board of Directors
Response Oncology, Inc.

We consent to incorporation by reference in the Registration Statement (No. 33-45616) on Form S-8, the Registration Statement (No. 33-21333) on Form S-8 and the Registration Statement (No. 333-14371) on Form S-8 of Response Oncology, Inc. of our report dated February 26, 1998, relating to the consolidated balance sheets of Response Oncology, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Response Oncology, Inc.


                                                    KPMG Peat Marwick LLP
Memphis, Tennessee
February 26, 1998